UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15295 Alton Parkway, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Facility Agreement and Redemption of Outstanding Senior Subordinated Convertible Notes

On September 26, 2008 (the “Effective Date”), ISTA Pharmaceuticals, Inc. (the “Company”) entered into a Facility Agreement (the “Facility Agreement”) with certain institutional accredited investors (collectively, the “Lenders”), pursuant to which the Lenders agreed to loan to the Company up to $65,000,000, subject to the terms and conditions set forth in the Facility Agreement (the “Financing”). The Company may, but is not required to, draw down on the facility in $5,000,000 increments at any time during the 12 months following the Effective Date. In connection with the Financing, the Company paid Deerfield Management Company, L.P., an affiliate of the lead Lender, a one-time transaction fee of $1,625,000.

Any amounts drawn under the Facility Agreement accrue interest at a rate of 6.5% per annum, payable quarterly in cash in arrears beginning on December 31, 2008. The Company shall repay the Lenders 33% of any principal amount outstanding under the Facility Agreement on each of the third and fourth anniversaries of the Effective Date and 34% of such principal amount outstanding on the fifth anniversary of the Effective Date.

Additionally, any amounts drawn under the Facility Agreement may become immediately due and payable upon (i) an “event of default,” as defined in the Facility Agreement, in which case the Lenders would have the right to require the Company to re-pay 100% of the principal amount of the loan, plus any accrued and unpaid interest thereon, or (ii) the consummation of certain change of control transactions, in which case the Lenders would have the right to require the Company to re-pay 110% of the outstanding principal amount of the loan, plus any accrued and unpaid interest thereon. Events of default under the Facility Agreement generally include: (i) failure to make payment when due; (ii) failure to comply in any material respect with any covenant of the Facility Agreement or the notes issued under the Facility Agreement, and such failure is not cured; (iii) any representation or warranty made by the Company in any transaction document was incorrect, false, or misleading in any material respect as of the date it was made; (iv) the Company is generally unable to pay its debts as they become due or a bankruptcy or similar proceeding has commenced by or against the Company; (v) one or more judgments against the Company exceeding $500,000 in the aggregate remain unpaid for a period of 30 days; (vi) any license, permit or approval from any government authority is suspended, cancelled or revoked; (vii) the Company fails to comply in any material respect with the reporting requirements of the Securities Exchange Act of 1934; (viii) a cross default of any indebtedness in an amount more than $500,000; (ix) if an Event of Default (as defined in the Warrants) has occurred while Lender is a holder of any of the Warrants; and (x) cash and cash equivalents on the last day of each calendar quarter are less than $10,000,000.

The Facility Agreement also contains various representations and warranties, and affirmative and negative covenants, customary for financings of this type.

In connection with the Financing, on September 26, 2008, the Company and Highbridge International LLC, the holder of the Company’s senior subordinated convertible notes (the “Notes”) representing at least a majority of the aggregate principal amount of the Notes outstanding, entered into an Amendment to the Notes (the “Amendment”), providing that the Company could, in its sole discretion, redeem all, but not less than all, of the Notes at any time at a price equal to 100% of the outstanding principal amount and accrued but unpaid interest thereon. On September 26, 2008, the Company delivered a written notice of its election to redeem the Notes to all of the holders thereof and, on September 29, 2008, the Company borrowed approximately $40 million under the Facility Agreement to re-pay all of the outstanding principal and interest under the Notes. Any subsequent amounts drawn under the Facility Agreement will be used for operating expenses and general corporate purposes.

Warrants

Upon execution of the Facility Agreement, the Company issued to the Lenders warrants to purchase an aggregate of 12,500,000 shares of common stock of the Company at an exercise price of $1.41 per share (the “Initial Warrants”). As noted above, pursuant to the Facility Agreement, the Company has the right to request from the Lenders one or more cash disbursements in the minimum amount of $5,000,000 per disbursement, which disbursements shall be accompanied by the issuance to the Lenders of warrants to purchase an aggregate number of shares of common stock equal to the dollar amount of such disbursement divided by 10 (the “Subsequent Warrants”), at an exercise price equal to the greater of $1.41 per share and the closing price of the Company’s common stock on the date immediately prior to the date of issuance. If the Company issues or sells shares of its common stock (other than certain “excluded shares,” as such term is defined in the Facility Agreement) after the Effective Date (the “Dilutive Issuance”), the Company will issue concurrently therewith additional warrants to purchase such number of shares of common stock as will entitle the Lenders to maintain the same beneficial ownership in the Company after the Dilutive Issuance as they had prior to the Dilutive Issuance, as adjusted on a pro rata basis for repayments of the outstanding principal amount under the loan (the “Anti-Dilution Warrants,” and together with the Initial Warrants and the Subsequent Warrants, the “Warrants”), with such Anti-Dilution Warrants being issued at an exercise price equal to the greater of $1.41 per share and the closing price of the common stock on the date immediately prior to the Dilutive Issuance. All Warrants issued under the Facility Agreement expire on the sixth anniversary of the Effective Date and contain certain limitations that prevent the holder from acquiring shares upon exercise of a Warrant that would result in the number of shares beneficially owned by it to exceed 9.98% of the total number of shares of Company common stock then issued and outstanding.

In addition, upon certain change of control transactions, or upon certain “events of default” (as defined in the Warrants), the holder has the right to net exercise the Warrants for an amount of shares of Company common stock equal to the Black-Scholes value of the shares issuable under the Warrants divided by 95% of the closing price of the common stock on the day immediately prior to the consummation of such change of control or event of default, as applicable. In certain circumstances where a Warrant or portion of a Warrant is not net exercised in connection with a change of control or event of default, the holder will be paid an amount in cash equal to the Black-Scholes value of such portion of the Warrant not treated as a net exercise.

Registration Rights Agreement

In connection with the Financing, on September 26, 2008, the Company entered into a Registration Rights Agreement with the Lenders obligating the Company to register for resale the shares of the common stock issuable upon the exercise of the Warrants on a registration statement on Form S-3 to be filed with the Securities and Exchange Commission within thirty (30) days after the issuance date of the Warrants.

Security Agreement

In connection with the Financing, on September 26, 2008, the Company entered into a Security Agreement with the Lenders, pursuant to which, as security for the Company’s repayment obligations under the Facility Agreement, the Company granted to the Lenders a security interest in certain of its intellectual property, including intellectual property relating to Xibrom™, Istalol®, Vitrase® and each other product marketed by or under license from the Company, and certain personal property relating thereto.

Loan Modification Agreement with Silicon Valley Bank

In connection with the Financing, on September 26, 2008, the Company and Silicon Valley Bank (“SVB”) entered into a Loan Modification Agreement (the “Modification Agreement”), whereby the parties amended the Loan and Security Agreement entered into on December 22, 2005, as amended (the “Loan Agreement”), in order to (i) permit the incurrence of indebtedness under the Facility Agreement, (ii) permit the Company to use its intellectual property as collateral for the loans drawn under the Facility Agreement, and (iii) provide that the Company shall maintain a minimum cash balance at SVB of $10 million plus the amount of all obligations then owing under the Loan Agreement. Except as set forth above, there were no other changes to the Loan Agreement.

The foregoing description of the Facility Agreement, Amendment, form of Warrant, Registration Rights Agreement, Security Agreement and Modification Agreement does not purport to be complete and is qualified in its entirety by reference to each such document, which are attached hereto as Exhibits 10.1, 10.2, 4.1, 10.3, 10.4 and 10.5, respectively, and incorporated herein by this reference. In addition, a copy of the press release announcing the Financing is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 relating to the Facility Agreement is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The Warrants described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 (the “Securities Act”). The Facility Agreement contains representations to support the Company’s reasonable belief that the Lenders had access to information concerning its operations and financial condition, that the Lenders are acquiring the Warrants for their own account and not with a view to the distribution thereof, and that the Lenders are “accredited investors” as defined by Rule 501 promulgated under the Securities Act.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

4.1	Form of Warrant to purchase shares of common stock of ISTA Pharmaceuticals, Inc.

10.1	Facility Agreement, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and the lenders named therein.

10.2	Amendment, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and Highbridge International LLC.

10.3	Registration Rights Agreement, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and the investors named therein.

10.4	Security Agreement, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and the secured parties named therein.

10.5	Loan Modification Agreement, dated September 26, 2008, by and between ISTA Pharmaceuticals, Inc. and Silicon Valley Bank.

99.1	Press release issued on September 26, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

September 30, 2008	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer, Chief Accounting Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Warrant to purchase shares of common stock of ISTA Pharmaceuticals, Inc.

10.1	Facility Agreement, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and the lenders named therein.

10.2	Amendment, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and Highbridge International LLC.

10.3	Registration Rights Agreement, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and the investors named therein.

10.4	Security Agreement, dated September 26, 2008, by and among ISTA Pharmaceuticals, Inc. and the secured parties named therein.

10.5	Loan Modification Agreement, dated September 26, 2008, by and between ISTA Pharmaceuticals, Inc. and Silicon Valley Bank.

99.1	Press release issued on September 26, 2008.